BARTER AND MARKETING SERVICES AGREEMENT

THIS AGREEMENT is dated made as of March 14, 2012 (the “Effective Date”) between VamptX Corp (“VamptX”), a company formed under the laws of Nevada, and Vampt Beverage USA Corp. (“Vampt”)., a company incorporated under the laws of Nevada.

WHEREAS:

A.	VamptX has agreed to assume the provision of advertising/product awareness, consumer loyalty, market procurement, customer retention, customer services and barter services for Vampt in accordance with the terms of this Agreement; and

B.	Vampt desires to engage the services of VamptX.

In consideration of the premises and covenants set forth herein, the Parties agree as follows:

1)	Engagement and Services. Vampt hereby engages VamptX, and VamptX hereby accepts such engagement, to provide the services of recital “A” and the services (the “Services”) as follows:

(a)	To provide advertising/product awareness, consumer loyalty, market procurement, customer retention, customer services and barter services for the products of Vampt at a price of cost plus 5% on a first right basis. The Services and budget shall be agreed between the parties prior to implementation;
(b)	To manage Vampt’s inventory of barter currency and to expend the same on advertising and product awareness services;
(c)	To engage barter services for Vampt product and advertising entirely at the risk of VamptX. Any currency risk, loss or liability shall be solely that of VamptX. This risk shall extend to management of Vampt’s barter inventory.

2)	Standard of Conduct. Vampt shall properly and punctually perform the Services in a good, workmanlike and commercially reasonable manner and in accordance with prudent methods, procedures and practices and with the standard of diligence and care normally exercised by adequately qualified and experienced persons in the performance of comparable services.

3)	Term. The term of this Agreement will begin on the Effective Date and end on the date immediately preceding the 5th anniversary of the Effective Date, unless earlier terminated in accordance with the terms of this Agreement.

4)	Consideration. In consideration of this Agreement and the assumption by VamptX of the above stated risks, Vampt agrees to sell to VamptX 1,000,000 common shares of Vampt at a price of $0.0001 per share.

5)	Authority. VamptX will have full right, power and authority to do and refrain from doing all such things as are necessary or appropriate in order to discharge its duties under this Agreement and to provide the Services. VamptX shall have a complete perpetual license to use the name VamptX.

6)	Subcontracting. VamptX may subcontract the performance of the Services at no additional cost to the Vampt, provided that the subcontracting of such Services shall not relieve VamptX of its obligations under this Agreement.

7)	Reimbursement of Expenses. Vampt shall pay on behalf of VamptX (or reimburse VamptX for) the reasonable expenses incurred by Vampt in the performance of the Services in accordance with approved budgets, including without limitation reasonable expenses related to employee and contractor compensation, professional and financial fees and expenses, travel, auto expenses, mobile phone usage, and office lease and related supplies and services.

8)	Reports. VamptX shall upon the request of Vampt fully inform Vampt of the work done and to be done by VamptX in connection with the provision of the Services.

9)	Termination by the Parties. This Agreement may be terminated for any reason whatsoever by either Party at any time upon 90 days’ written notice, without prejudice to any claims for breach if termination shall have been due to breach.

10)	Non-Disclosure. VamptX shall hold in confidence and shall not disclose to any person outside of Vampt, except to third parties bound by obligations of confidentiality as necessary to provide the Services, any Proprietary Information concerning Vampt. “Proprietary Information” means any tangible or intangible proprietary or confidential information or materials or trade secrets belonging to Vampt or its affiliates (whether disclosed orally, in writing, in electronic format or otherwise). The non-disclosure obligations of VamptX shall not apply to the extent that such Proprietary Information:

i)	is known to the public at the time of disclosure or becomes known through no wrongful act on the part of VamptX or any of its representatives;

ii)	is required to be disclosed by VamptX to comply with a court order, regulatory requirement or similar legal process, provided that VamptX provides prior written notice of such disclosure to Vampt and at no cost or expense to VamptX takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

11)	Non-Competition. During the term of this Agreement and for two years thereafter, VamptX and its principal shareholders, directors or officers shall not, directly or indirectly, carry on or engage in any business activity which competes with Vampt.

12)	General.

(a)	Assignment. Neither party shall be entitled to assign any rights or obligations under or in respect of this Agreement without the prior written consent of the other party.
(b)	Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions of the Agreement

(c)	No Partnership, Independent Contractors. Nothing in this Agreement will be construed as creating or will constitute a partnership, joint venture or similar relationship between VamptX and Vampt.

(d)	Entire Agreement. This Agreement constitutes and expresses the whole agreement of the parties.

(e)	Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the law of the province of British Columbia and each of the parties, by executing this Agreement, irrevocably attorns to the exclusive jurisdiction of the courts of British Columbia.

(f)	Further Assurances. The parties shall execute such further agreements or instructions and shall do such further things as may be required to give effect to this Agreement.

(g)	Binding Effect. This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators, legal personal representatives and permitted assigns of the parties.

(h)	Time of the Essence. Time shall be of the essence in this Agreement.

In consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto have executed and delivered this Agreement as of the date and year first written above.

VAMPT BEVERAGE USA CORP.

by its authorized signatory:

/s/ Ian Toews
Name/Title:

VAMPTX CORP

by its authorized signatory:

/s/ Ian Toews
Name/Title: